CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT
MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (the "Agreement") is effective as of September 22, 2022 (the "Effective Date")

By and between,

Dalton Chemical Laboratories, Inc. o/a Dalton Pharma Services, a corporation incorporated under the laws of the Province of Ontario, Canada whose principal operations are located at: 349 Wildcat Road, Toronto, ON, M3J 2S3, Canada together with its subsidiaries and affiliates (as defined below), (hereinafter referred to as "CONTRACTOR")

And

Algernon Pharmaceuticals Inc., a Vancouver based corporation incorporated under the laws of British Columbia, Canada whose principal operations are located at: Suite 400 - 601 Broadway, Vancouver, BC V5Z 4C2 Canada together with its subsidiaries and affiliates, (hereinafter referred to as "COMPANY")

COMPANY and CONTRACTOR are hereinafter referred to individually as "Party" and collectively as "Parties"

WHEREAS COMPANY is a healthcare company involved in the research, development, marketing and sales of psychedelic therapies for the treatment of humans; and

WHEREAS CONTRACTOR is a leading contract services company with expertise in pharmaceutical discovery, development, synthesis, manufacturing, filling, analysis and related services (the "Services"); and

WHEREAS, the CONTRACTOR has agreed to provide certain Services to COMPANY on the terms and conditions set out in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Definitions

a) "API" means active pharmaceutical ingredient.

b) "Appendix" means an appendix to this Agreement and each appendix will be subject to the terms and conditions of this Agreement unless scope specific terms and conditions are outlined therein.

c) "Affiliate" shall mean any corporation, company, partnership, joint venture or other entity which Controls, is Controlled by, or is under common Control with a person or entity. "Control" means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question.

d) "Agreement" shall mean this Master Services Agreement (MSA) with its Appendices including all documents (as amended from time to time between the Parties).

e) "cGMP Product" shall mean Product which is defined in individual Purchase Orders, Work Order(s) and/or this Agreement to be manufactured in accordance with cGMP.

f) "Company's Property" is defined in section 3.

g) "Created Intellectual Property" has the meaning ascribed to it in Section 10.3.

h) "Day(s)" shall mean calendar days, unless otherwise expressly stated in this Agreement.

i) "Development Work" means R&D work (typically research and exploratory in nature) as defined in COMPANY-approved CONTRACTOR proposals (quotes) and includes unvalidated processes or test methods.

j) "Effective Date" means the effective date of this Agreement.

k) "Intellectual Property" as used herein means intangible property and the rights therein, including but not limited to patents, trademarks, copyrights, industrial designs and all applications worldwide for the foregoing, and proprietary information including but not limited to trade secrets, know how, specifications, methods, instructions, standard operating procedures, synthesis methods, analytical methods, quality control methods, standards, formulae, data, drawings and databases.

l) "Product" means a product or service as defined in a Work Order for a Project made pursuant to this Agreement and may be for services performed such as development work or batch manufacture. Products subject to this Agreement are defined in Appendix 1 and Specifications of Products are set out in Appendix 2.

m) "Project" means a project with the characteristics specified in section 1.1.

n) "Purchase Order" shall mean any such document governed by this Agreement specifying the Product to be delivered.

o) "Quality Agreement" shall mean a separate document that defines both specific quality parameters for a project and which party is responsible for the execution of those parameters and is signed by both Parties.

p) "Services" means any services provided by the CONTRACTOR.

q) "Specification(s)" shall mean the mutually agreed upon specifications, instructions, and processes with respect to the Project and defined in the relevant Work Order.

r) "Work Order" shall mean any such document governed by this Agreement specifying the work and services to be fulfilled under this Agreement. Work Order(s) shall be approved in writing and signed by both Parties.

s) "Work Order Changes" shall mean mutually agreed upon amendments to the Work Order.

t) "Validated Manufacturing Process" shall mean steps or processes with established scientific evidence that a process is capable of delivering consistent product quality and is designated as "validated" in a Work Order.

u) "Manufacturing Costs" shall mean all costs required to reproduce and release cGMP Product.

1. PERFORMANCE OF SERVICES

1.1. The Services shall be undertaken on a Project basis for development and manufacturing activities for Products defined herein. In respect of each Project, CONTRACTOR and COMPANY shall agree in writing upon objective(s), scope, price, specifications, deliverables, milestones and timelines for the Services. Each Project shall be described in Work Order attached to this Agreement. For greater certainty it is agreed that CONTRACTOR shall undertake the work described in one or more Work Orders added to this Agreement and agrees that the defined deliverables will meet the agreed level of quality, as set forth in this Agreement and the most current executed Quality Agreement (if applicable), including the Work Orders. CONTRACTOR will perform the Services in a professional, competent and timely manner, in accordance with the terms and conditions of this Agreement and applicable laws, rules and regulations. In the event of a conflict between the provisions of a Work Order and the provisions of this Agreement, the provisions of this Agreement will prevail unless expressly stated otherwise in the Work Order, signed by the Parties.

1.2. Subject to Section 6, this Agreement shall remain in force for a period of five (5) years from the Effective Date and may be extended thereafter upon mutual agreement. The Parties acknowledge that executing this Agreement does not bind CUSTOMER to contract Services from CONTRACTOR. Ongoing commitments for scopes of work shall be documented in forecasts or a documented in the Work Orders. Further, the Parties acknowledge and agree that if, during the course of this Agreement, a Product (as defined in Work Order with respect to a Project) approved for sale to the public is to be manufactured, COMPANY will enter into discussions with CONTRACTOR with respect to the supply of the Product for such purposes, however, this does not imply that COMPANY is bound in any way to accept CONTRACTOR's services for commercial supply of Product unless the terms and conditions of such supply are agreed upon in writing.

1.3. In consideration of the performance of the Services with respect to an individual Project, COMPANY will pay CONTRACTOR the amount specified in the Work Order with respect to such Project within the time-period specified. Any expenses exceeding this amount by more than

$1,000 must be mutually agreed upon in writing by the Parties prior to such expenses being incurred and documented in a written proposal or Work Order. All prices to be indicated in one or more Work Orders will be in Canadian Dollars (CAN), unless otherwise specified, and be exclusive of all applicable taxes. Changes in scope for initiated projects will be captured in a Work Order revisions or additional Work Orders and will reflect the agreed upon scope of services and pricing.

1.4. CONTRACTOR shall not subcontract any of the Services hereunder without the prior express written permission of COMPANY. For any Services hereunder that are subcontracted CONTRACTOR will be responsible for the Services in the same manner as if CONTRACTOR were providing the Services directly (i.e., not subcontracting the Services), except in cases where COMPANY selects subcontracted service provider themselves or the services must be subcontracted based on capability different from originally quoted. In such cases any additional vendor qualification costs shall be billed to the COMPANY, or COMPANY shall take the financial responsibility for any errors or deficiencies of the COMPANY selected SUBCONTRACTOR.

1.5. CONTRACTOR will arrange for shipment of Product to a destination specified by COMPANY at COMPANY's request using a mutually agreed designated carrier and shipment guidelines/protocol provided by COMPANY. Delivery of Products shall be on terms equivalent to EXW (Incoterms (2020)) and all carrier expenses or shipping related expenses (such as duty, taxes or customs fees) shall be the responsibility of COMPANY.

1.6. Upon expiration, any raw materials, API or other COMPANY materials or Product, CONTRACTOR shall notify COMPANY of such expiry and COMPANY shall determine if the expired material(s) shall be disposed of by CONTRACTOR, Retested by CONTRACTOR or returned to COMPANY, at COMPANY's cost as detailed in a written proposal or Work Order. Any raw materials, API, components or other materials purchased by Dalton exclusively for use in COMPANY Project that are not paid for by COMPANY shall be invoiced at cost plus 15% to COMPANY upon expiration, in addition to any applicable disposal fees.

1.7. Storage fees shall apply to all Product, raw materials, API, Components, equipment or other COMPANY material, stored at CONTRACTOR after 30 days with no further work scopes signed for their future scheduled use. Such fees will be as detailed in a written proposal or Work Order and will be at COMPANY's cost.

1.8. Dispensing Fees shall apply to requests by COMPANY for CONTRACTOR to dispense any COMPANY Product or materials. Such fees will be as detailed in a written proposal or Work Order and will be at COMPANY's cost.

2. PROJECT LIAISON

2.1. The CONTRACTOR and COMPANY will each designate a liaison to facilitate communication. Each Party may change its liaison at any time by written notice to the other Party. The CONTRACTOR agrees to meet periodically at the reasonable request of COMPANY to hold informal meetings on the progress of the Services with respect to Projects. If the frequency or duration of meetings exceeds a reasonable amount upon discussion with COMPANY, upon prior written notice to COMPANY, CONTRACTOR may charge COMPANY for additional time requirements to meet these requirements. COMPANY may visit the CONTRACTOR and its facilities with reasonable notice and agreement with CONTRACTOR during business hours to: (a) observe the progress of the Services,

(b) inspect the work being done and materials being used, and (c) consult with CONTRACTOR's personnel concerning the Services. COMPANY right to request audit to be per the terms of the most current executed Quality Agreement. Any visits to CONTRACTOR facilities by additional third parties at COMPANY request, must be subject to confidentiality terms and may be subject to additional fees. The CONTRACTOR will provide safe and proper facilities for said representatives of COMPANY to accomplish any and all of the foregoing.

3. CONTRACTOR'S RESPONSIBILITIES WITH RESPECT TO COMPANY'S PROPERTY

3.1. The CONTRACTOR agrees that property, including but not limited to products, formulated products, related equipment and/or materials, and any other materials or information (including Confidential Information as hereinafter defined) provided by COMPANY or prepared for COMPANY during the course of the provision of Services (collectively "COMPANY's Property") are owned by COMPANY.

3.2. The CONTRACTOR will:

i. provide secure locations for storage of COMPANY's Property;

ii. abide by instructions provided by COMPANY for use of the COMPANY'S Property; and

iii. provide COMPANY with prompt notification of adverse events, if any, associated with COMPANY's Property.

3.3. The CONTRACTOR shall use COMPANY's Property only to perform the Services and shall use any Product solely in accordance with the provision of the Services outlined in the Work Order with respect to the relevant Project, or as otherwise instructed in writing by COMPANY.

3.4. The CONTRACTOR shall receive written approval from COMPANY prior to the disposal or relocation of any COMPANY Property. Any fees associated with the disposal or removal of COMPANY Property shall be paid by the COMPANY and documented in a proposal or Work Order.

4. PRODUCT WARRANTY OBLIGATIONS

4.1. CONTRACTOR hereby warrants to COMPANY that the Product (as defined in Work Orders with respect to a Project) supplied hereunder shall:

(i) Validated Process or Validated Tests - CONTRACTOR warrants that Product shall conform to the mutually agreed upon Specification(s) with respect to the Project as defined in the relevant Work Order and its amendments and subject to the terms in Sections 4.2, 4.3, 4.4. For clarity, it is a material breach of warranty if a Validated Process is demonstrated to cause a Product to be out of Specification. Any deficiencies in the Product resulting from CONTRACTOR's compliance with the COMPANY's instructions, specifications and processes shall be the responsibility of COMPANY. The COMPANY acknowledges and agrees that should the Product meet Specifications and so long as CONTRACTOR performs the Services substantially in accordance with the Work Order ("substantially" means minor deviations that have not been demonstrated to have caused the Product to be out of the Specifications for the Product), this Agreement, the applicable Quality Agreement and all applicable laws, regulatory and governmental requirements mutually agreed by the Parties, that COMPANY is obligated to pay for the Services performed;

(ii) Conform to applicable laws, regulatory and governmental requirements;

(iii) Be free from any defects in workmanship or materials. In the case of materials, CONTRACTOR shall verify that all materials comply with the applicable specifications prior to use; and

(iv) Conform to generally accepted industry standards.

4.2. Unvalidated Processes or Test Methods - CONTRACTOR does not warrant that Product shall be within specification for unvalidated processes or tests. COMPANY acknowledges and agrees that should the (unvalidated) Product fail to meet Specifications, but so long as CONTRACTOR performs the Services substantially in accordance with the Work Order ("substantially" means minor deviations that have not been demonstrated to have caused the Product to be out of the Specifications for the Product), this Agreement, the applicable Quality Agreement and all applicable laws, regulatory and governmental requirements mutually agreed by the Parties, that COMPANY  is  obligated  to  pay  for  the  Services  performed. For processes or projects not developed at CONTRACTOR, COMPANY must provide all available development and validation reports prior to transfer for CONTRACTOR's review. If upon CONTRACTOR's review or upon execution of the provided process, the provided information is not deemed to be sufficient to reliably support the process as provided, CONTRACTOR reserves the right to require further development be performed at COMPANY's expense as mutually agreed by both parties or that all activities are conducted at COMPANY's risk, requiring full payment for services irrespective of outcome. CONTRACTOR does not assume responsibility for yields or meeting provided specifications for newly transferred projects.

Performance of non-cGMP activities shall be defined in detail in the Work Order, but are not subject to the terms of a Quality Agreement. Non-GMP materials cannot be defined as suitable for human use nor can they be documented by CONTRACTOR as such. Non-cGMP materials are produced by methods agreed to by both parties but may not necessarily follow cGMP procedures. CONTRACTOR cannot assure sterility of materials produced in non-cGMP environment/methods and therefore cannot define the materials as sterile in any documentation.

4.3. COMPANY may accept or reject any and all Products which are in material breach of the warranties set out in Section 4.1 and 4.2 and hold CONTRACTOR liable for all replacement cost of defective API Products plus reasonable incidental transportation (unless COMPANY has requested shipment under quarantine prior to release testing results being available. In such cases CONTRACTOR shall not be responsible for reasonable incidental transportation costs) or all replacement costs (excluding API) of defective finished dose Products. In any event, there should be no claims against CONTRACTOR for any amount greater than the contract value for the specific scope of work.

4.3.3. In the event that COMPANY shall reject any or all of the Products delivered by CONTRACTOR under this Agreement, COMPANY shall specify in writing the reason or reasons for such rejection ("Rejection Notice") within 30 days after the COMPANY receives release test results for the Product (including but not limited to initial Products ) ("Notice Period"). If the CONTRACTOR does not receive the Rejection Notice during the Notice Period, the Products shall be deemed accepted by COMPANY.

4.3.4. Within fifteen (15) business days of receiving a Rejection Notice, CONTRACTOR shall respond stating whether (i) it accepts the rejection or (ii) it disputes the rejection, in which case the Parties shall, after good faith negotiation as to whether the rejection is justified, refer such dispute to a mutually acceptable independent third party with the appropriate expertise to assess the conformity or non-conformity of the rejected Product(s) to Specifications and the applicable Quality Agreement. Such independent third party shall be qualified and shall also have the methods validated/verified prior to use. The independent third party shall test the applicable Product(s) and shall determine whether such Product(s) met or did not meet the applicable Specifications and/or shall review the relevant batch records and other relevant documentation to determine whether such Product was processed in accordance with the applicable Quality Agreement and shall also make a determination as to whether any failure was caused by defective, adulterated or misbranded API or other Material (including, but not limited to failure of API or other Materials to meet applicable Specifications or to have been manufactured in accordance with cGMP) or was caused during shipment to COMPANY or COMPANY's designee. The Parties agree that such third party's determination shall be final and binding upon the Parties. The Party against whom the independent third party rules shall bear the costs of testing and review by such independent third party. If such third party determines that COMPANY's rejection of Product was incorrect, COMPANY shall pay for both the initially rejected Product and any replacement produced at COMPANY's request.

In the event that COMPANY rightfully rejects a Product after a Validated Manufacturing Process has been demonstrated to cause the material breach of warrantee, COMPANY shall have, in its sole discretion, the right to elect either replacement of the rejected portion of the API Product batch or Finished Dose Product (excluding API) as soon as possible at no further cost to COMPANY, or to receive a refund of a pro rata portion of the amount paid for Manufacturing Costs by COMPANY with respect to such Product based on the percentage of such Product that is unusable. The remedy under the foregoing sentence shall be COMPANY's sole remedy for failure of Product(s) to meet Specifications or to have been processed in accordance with the Quality Agreement and the other terms of this Agreement.

In the event that CONTRACTOR fails to remedy or acknowledges an inability to remedy the breach of the warranties identified by COMPANY, COMPANY shall be entitled to terminate this Agreement in accordance with Section 6.

4.4. Development Work carried out by CONTRACTOR shall be paid in full for the defined scope of work upon completion irrespective of outcome unless a negative outcome is the result of CONTRACTOR'S gross negligence or willful misconduct or failure to substantially comply with a Work Order and its amendments (if applicable). In such case, CONTRACTOR shall forfeit any portion of fees relating to the Project affected by such grossly negligent acts or willful misconduct or failure to substantially comply with a Work Order and its amendments. Development work is not guaranteed to be successful. If the defined scope of development work is conducted by CONTRACTOR and it is determined that additional work is required to achieve the defined objective, CONTRACTOR shall provide COMPANY with a proposal outlining the intended additional activities and pricing for COMPANY agreement prior to proceeding with additional work.

4.5. In the event that CONTRACTOR is in material breach of the warranties set out in Section 4.1 and 4.2, and such breach has not been remedied in accordance with Section 4.3, 4.4 or CONTRACTOR acknowledges an inability to meet such warranties, CONTRACTOR shall, at the discretion of COMPANY, release to COMPANY, any requested raw materials (at CONTRACTOR cost if not already paid for by COMPANY or work-in-progress so that COMPANY may complete the manufacture of the Product at an alternate site of its choice. COMPANY shall not be charged (or will be reimbursed if already paid) for any Services CONTRACTOR provided resulting in such breach subject to the terms outlined in 4.1, 4.2, 4.3 and 4.4.

4.6. In the event that COMPANY exercises its rights under Section 4.3 or 4.5, CONTRACTOR shall provide all reasonable assistance to COMPANY.

4.7. The CONTRACTOR further warrants to the COMPANY that CONTRACTOR has not, nor has any of its employees, agents, or contractors who may provide Services under this Agreement, been (i) debarred or proposed to be debarred under, or convicted of a crime for which a person or entity can be debarred under, Section 306(a) or 306(b) of the United States Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320a-7 or (ii) sanctioned by, suspended, excluded, or otherwise deemed ineligible to participate in any federal health care program including Medicare and Medicaid, or any other federal procurement or non-procurement programs. CONTRACTOR further warrants that should CONTRACTOR or any of its employees, agents or contractors be debarred, investigated for debarment, convicted or sanctioned under Section 306(a) or 306(b) as described above, CONTRACTOR shall immediately notify COMPANY.

5. QUALITY

5.1. If Project will be subject to cGMP regulations or U.S. FDA, Health Canada, ICH, SCC, EMEA or other such regulations or guidelines, these requirements will be outlined in a separate Quality Agreement to outline the roles and responsibilities for such regulatory compliance, prior to the initiation of cGMP work. Quality Agreement shall apply to cGMP activities only.

5.2. COMPANY may elect to qualify CONTRACTOR, which from time to time could require on-site review activities. COMPANY will schedule, with reasonable prior notice, such activities in consultation with CONTRACTOR so that the necessary resources are made available. Such qualification assumes a two person, two day audit held once annually. Additional audits or qualifications may be subject to additional fees based on duration or frequency and will be mutually agreed by the Parties. COMPANY may also require additional audits or inspections from regulatory bodies which will be subject to additional fees if they exceed one regulatory body audit annually.  The standards to which the audit is performed will reflect the current stage of development and the quality systems applicable therein. For non-cGMP projects, it is assumed that no regulatory audits shall apply.

5.3. COMPANY shall provide CONTRACTOR with reasonable prior notice to any regulatory filing or product related activity that may result in on-site review activities, or CONTRACTOR may refuse such review. The Parties shall discuss Product status relative to pending review activities including scheduling of review activities.

5.4. CONTRACTOR shall be responsible for maintaining, at its expense, Facility or other licenses or permits, and regulatory (HC, EMA, U.S. FDA and TGA) and government approvals necessary for the performance of Services. Should COMPANY define new regulations, requirements or markets, not originally defined above CONTRACTOR shall perform a gap analysis of its current practices, facilities etc. against any new requirements chosen by COMPANY or applicable regulator with respect to COMPANY's Product(s). COMPANY and CONTRACTOR shall discuss and mutually agree to any capital or process/system costs that arise as a result of implementing such changes and which Party shall bear such costs. Should the cost of maintaining licenses or permits and regulatory and government approvals applicable to COMPANY projects or scopes of work increase, the Parties shall negotiate responsibility for these costs in good faith. These changes shall not be reasonably withheld if requested changes are commercially reasonable for both Parties.

6. TERMINATION

6.1. COMPANY may, upon thirty (30) days' written notice to CONTRACTOR, terminate this Agreement at its sole discretion. Unless otherwise agreed to, upon termination of this Agreement by COMPANY, CONTRACTOR will be reimbursed for the total estimated price with respect to any Project activities that are completed or partially completed as well as any non-cancellable orders as of the date of notice of the termination. Notwithstanding the foregoing, CONTRACTOR shall not be reimbursed for any completed or partially completed Projects that are in material breach of sections 4.1 and 4.2. In addition, allocation of any additional costs to CONTRACTOR related to capacity reservation shall be mutually agreed upon by both parties. COMPANY shall also be entitled to terminate one or more Projects without terminating the Agreement (a "Partial Termination") in which case CONTRACTOR will be reimbursed for the total estimated price with respect to any Project activities completed or partially completed provided that such Project is not in breach of sections 4.1 and 4.2 as of the date of notice of the Partial Termination. Upon completion of this Agreement or its termination, the CONTRACTOR will return, or arrange for return, to COMPANY, within 30 days, all COMPANY Property, all Documentation (other than one copy of the Documentation for regulatory or archival purposes provided that such Documentation shall remain subject to CONTRACTOR's confidentiality obligations to Company), Samples (defined as including any material derived from a test system for examination or analysis including, but not limited to, preparations, specimens, etc.), and/or supplies generated by the CONTRACTOR or furnished by COMPANY and given to the CONTRACTOR. However, at COMPANY's option, COMPANY may, with written instruction, direct the CONTRACTOR to dispose of any Property instead of return Property to COMPANY, such destruction to be certified in writing by the CONTRACTOR. Any order to destroy any Company Property must be made in writing by COMPANY and CONTRACTOR shall not proceed with disposal of any COMPANY Property until such written notice is received. In the event of a Partial Termination the obligation to return or to arrange for return of COMPANY Property or Samples, shall be interpreted in relation to the relevant Project or Projects only. COMPANY shall pay CONTRACTOR all disposal or shipping charges, as selected by COMPANY, as related to the termination. This may include, but is not limited to, items such as equipment, materials, consumables, samples or product. If COMPANY shall require CONTRACTOR to undertake any post termination activities the Parties shall negotiate the terms of a settlement proposal which shall include reasonable fees relating to such post termination activities that shall be undertaken by CONTRACTOR at the reasonable request of COMPANY.

7. LIABILITY AND INSURANCE

7.1. CONTRACTOR will exercise commercially reasonable professional efforts, to ensure the accuracy of the advice, information, and Documentation provided in connection with the performance of the Services.

7.2. During the term of this Agreement, CONTRACTOR will maintain product liability insurance in an amount of not less than CAN$1 million and errors & omissions liability insurance in an amount of not less than CAN$4 million, such insurance to be on terms acceptable to COMPANY acting reasonably, and COMPANY shall be an additional insured thereunder.

7.3. The CONTRACTOR warrants and represents that any advice given by its servants or agents or the use of any Documentation provided in connection with the Services will not infringe third party rights.

7.4. The Services will be performed by CONTRACTOR's employees at its facilities, unless the Parties agree in writing and in advance that Services will be performed at a sub-CONTRACTOR's facility. CONTRACTOR shall be solely responsible for any loss, damage, injury, or death arising from its performance of the Services and shall indemnify and hold COMPANY and its employees, officers, directors, and agents (collectively, "COMPANY Indemnitees") harmless from any liability or expense, including reasonable attorney fees, for any loss or damage to property and/or death or injury to person(s), including COMPANY's employees and agents, and animals, or from claims, actions, suits or proceedings therefore, arising from CONTRACTOR's performance of the Services. The aforementioned obligations shall apply regardless of whether liability without fault is imposed or sought to be imposed, except to the extent that the foregoing is void or otherwise unenforceable under applicable law, and except where such loss, damage, injury, liability, death, or claim is the result of a COMPANY Indemnitee's negligence or willful misconduct.

7.5. COMPANY shall be solely responsible for any loss, damage, injury, or death arising from its performance of its obligations under the Agreement and shall indemnify and hold CONTRACTOR and its agents ("CONTRACTOR Indemnitees") harmless from any liability or expense, including reasonable attorney fees, for any loss or damage to property and/or death or injury to person(s), including CONTRACTOR's employees and agents, and animals, or from claims, actions, suits or proceedings therefore, arising from COMPANY's performance of its obligations under the Agreement. The aforementioned obligations shall apply regardless of whether liability without fault is imposed or sought to be imposed, except to the extent that the foregoing is void or otherwise unenforceable under applicable law, and except where such loss, damage, injury, liability, death, or claim is the result of a CONTRACTOR Indemnitee's negligence or willful misconduct.

8. REPRESENTATIONS AND WARRANTIES

8.1. Each party represents and warrants that:

a) it is a duly incorporated, organized and subsisting corporation and has all requisite powers, capacities, licenses and permissions under its governing legislation and the other laws applicable to it, and under its articles of incorporation, bylaws and governing resolutions to develop and/or manufacture the Product; and to enter into, exercise its rights and perform and comply with all other obligations under this Agreement;

b) all actions, conditions and tangible items, have been taken fulfilled or produced with respect thereto, that are required by law, contract or otherwise;

c) this Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

d) it is not a party to any agreement under the terms of which it is prohibited or restricted from entering into any of the obligations assumed, liabilities imposed, or restrictions accepted by it under this Agreement; and

e) the execution and delivery of this Agreement and the performance by it of its responsibilities, obligations and covenants hereunder will not result in the violation of any statute, order, decree, judgment, ordinance, regulation or law applicable to it or by which any of its assets may be bound.

8.2. CONTRACTOR represents and warrants that its performance of the Services, which utilizes information other than COMPANY's Confidential Information will not infringe any subsisting claim of a third party domestic or foreign patent right or any copyright or violate any third party trade secret right, or other intellectual property right or contractual right. CONTRACTOR shall defend, at its expense, all suits, actions or proceedings in which COMPANY and/or CONTRACTOR Indemnitee(s) is / are made a defendant for such infringement or violation resulting from the possession, sale or offer for sale of the Product and shall pay and discharge all judgment or decrees rendered against an Indemnitee in such suits, actions or proceedings with respect to such infringement or violation. COMPANY shall provide CONTRACTOR with prompt written notice of any such suits, actions or proceedings or written threats thereof and shall provide CONTRACTOR all information available to COMPANY, for such defense and shall accord CONTRACTOR the full opportunity and authority to assume sole defense thereof, including settlements and appeals provided that any settlement which effects the interests of COMPANY or its agents or customers, in selling, offering for sale, importing and using the Product shall not be entered into without COMPANY's prior written consent. CONTRACTOR shall also have the right to obviate any such suit, action or proceeding or threat thereof by procuring the right for COMPANY and its agents and customers to sell, offer for sale, and import the Product. COMPANY extends a like warranty to CONTRACTOR with respect to infringement or trade secret violation by CONTRACTOR in complying with COMPANY's written instructions, specifications or processes for the Product.

9 CONFIDENTIALITY

9.1 Information and materials communicated by either Party (a "Disclosing Party") to the other Party ("Receiving Party") shall be considered confidential information belonging to the Disclosing Party for the purpose of this Agreement, irrespective of whether communicated orally or in writing by Receiving Party or obtained through observations by or on behalf of Receiving Party, or otherwise (the "Confidential Information"). Receiving Party shall be entitled to disclose or allow access to Confidential Information to its officers, employees, representatives, or agents who have a need to know or have access to Confidential Information, only if such persons are subject to restrictions on the disclosure of Confidential Information comparable to those contained in this Agreement. The Confidential Information will be kept confidential and will not be disclosed or made available to any person, without Disclosing Party 's prior consent, except to the extent that the Confidential Information:

a) is or becomes public knowledge otherwise than through default on the part of Receiving Party or any of its representatives; or

b) is already lawfully in the possession of Receiving Party prior to its disclosure to Receiving Party by Disclosing Party (as evidenced by Receiving Party's written record); or

c) hereafter becomes lawfully available to Receiving Party and is not subject to any confidentiality obligation to Disclosing Party (or a person owing a duty of confidence to Disclosing Party in respect of such information); or

d) can be demonstrated as having been independently developed or acquired by Receiving Party without breach of any of Receiving Party's obligations to Disclosing Party hereunder, and as evidenced by Receiving Party's written records.

9.2 Information shall not be exempted under clause 9.1 from the restriction under this Agreement by reason only that some or all of its features (but not the combination and principle thereof) are or become public knowledge or are in the possession of or become available to Receiving Party as mentioned in such clause.

9.3 Receiving Party will use the Confidential Information only for the purposes described in the Agreement and associated Work Orders, and in particular, will not make use of any part of the Confidential Information for any other purpose whatsoever.

9.4 Notwithstanding the restrictions of this Section, Receiving Party may disclose the Confidential Information as is required pursuant to competent judicial or governmental administrative orders provided that Receiving Party shall provide Disclosing Party with prompt written notice of such order before such disclosure so that Disclosing Party may seek a protective order or other appropriate remedy. Receiving Party shall consent to Disclosing Party obtaining any protective order or other appropriate remedy that Disclosing Party, or any of its related companies, may seek for the purpose of preventing disclosure of any of the Confidential Information. In the event that Disclosing Party does not obtain such protective order or other remedy, Receiving Party shall furnish only that portion of the Confidential Information which Receiving Party is advised by written opinion of its legal counsel is legally required and Receiving Party shall use reasonable efforts to obtain reliable assurance that the Confidential Information shall be accorded confidential treatment by such court or government agency. In addition, COMPANY may disclose the existence and the terms and conditions of this Agreement as deemed relevant to obtain private equity funding or funding through an initial public offering or another source.

9.5 Receiving Party agrees to take all reasonable steps to maintain the Confidential Information confidential and secure (including all steps that Receiving Party takes to protect its own confidential information).

9.6 Upon request, Receiving Party agrees to promptly deliver to Disclosing Party any documentation in its possession, in any form or medium, which contains any of the Confidential Information, whether such documentation was received from Disclosing Party or produced by or on behalf of Receiving Party, provided, however, that Receiving Party shall be entitled to retain a copy of the documentation in order to verify compliance with this Agreement.

10. INTELLECTUAL PROPERTY RIGHTS

10.1 All Intellectual Property owned or controlled by CONTRACTOR as of the Effective Date as well as all Intellectual Property owned or controlled by CONTRACTOR after the Effective Date that is developed or acquired by CONTRACTOR independent of the provision of Services pursuant to this Agreement (collectively, the "CONTRACTOR's IP") shall remain the exclusive property of CONTRACTOR. CONTRACTOR hereby grants COMPANY a limited, non-exclusive, perpetual, royalty-free, fully paid, license to use any Contractor's IP that is incorporated into the Product as part of this Agreement and to the extent necessary for making, using, selling or otherwise commercializing the Product.

10.2 All Intellectual Property owned or controlled by COMPANY as of the Effective Date, as well as all Intellectual Property owned or controlled by COMPANY after the Effective Date that is developed or acquired by COMPANY independent of this Agreement (collectively, the "Company's IP) shall remain the exclusive property of COMPANY. COMPANY hereby grants CONTRACTOR a limited, non-exclusive, royalty-free, fully paid, non-transferable, non-sublicensable and non-revocable license, for the term of this Agreement only, to use COMPANY's Intellectual Property solely for the purposes of conducting the Services under this Agreement and for CONTRACTOR to perform its obligations under this Agreement.

10.3 Except as provided in section 10.4, any Intellectual Property that is conceived, developed, created, invented and made specifically in relation to the cGMP synthesis route from DMT to cGMP DMT fumarate (1:1) as defined in Appendix 1 and in accordance with the agreed upon Specifications in Appendix 2, in the course or performance of the Services under this Agreement (referred to as "Created Intellectual Property") shall be owned by COMPANY. CONTRACTOR agrees to assign, and hereby assigns, to COMPANY all right, title and interest in and to Created Intellectual Property. CONTRACTOR further agrees to execute all documentation reasonably requested by COMPANY, for no additional consideration, in order to give full legal effect to the foregoing or to assist with protection of Created Intellectual Property. To the extent necessary, COMPANY hereby grants to CONTRACTOR a limited, non-exclusive, royalty-free, fully paid, non- transferable, non-sublicensable, and non-revocable license, for the term of this Agreement only, to use all Created Intellectual Property required for CONTRACTOR to provide the Services under this Agreement and comply with the requirements of this Agreement.

10.4 Notwithstanding the provisions of section 10.3, any and all information, data, confidential information, CONTRACTOR trade secret and/or know-how or improvements thereof in any form, that is conceived, developed, created, invented and made in the course or performance of the Services under this Agreement and/or that CONTRACTOR determines to be necessary for the development, use, manufacture and/or commercialization of the Product and/or cGMP Product, such as improvements or modifications thereof (referred to as "CONTRACTOR Know-How"), shall be owned by CONTRACTOR, except information, data, confidential information, trade secret and/or know-how that are specifically part of the deliverables defined in work orders or otherwise incorporated into Product that are not severable or independent of deliverables or Product and as defined in Appendix 1. To the extent necessary, COMPANY agrees to assign, and hereby assigns, to CONTRACTOR all right, title and interest in and to CONTRACTOR Know-How. CONTRACTOR hereby grants COMPANY a limited, non-exclusive, royalty-free, fully paid, non-sublicensable license to use CONTRACTOR Know-How as necessary for developing, making, using, selling or otherwise commercializing the Product (including cGMP Product) but does not include direct access to CONTRACTOR IP relating to the synthesis or testing of DMT (Appendix 1). For the avoidance of doubt, CONTRACTOR Know-How does not form part of Created Intellectual Property owned by COMPANY.

10.5 For avoidance of any doubt, nothing in this Agreement shall prevent CONTRACTOR from utilizing the synthesis steps to produce DMT, intermediates or derivatives thereof in the production of DMT, or intermediates or derivatives thereof in the production of other final molecules, including, but not limited to, other DMT salts that are not DMT fumarates, and other DMT fumarate salts that are not DMT fumarate (1:1) in accordance with the Specifications set out in Appendix 2, for other parties without restrictions

10.6 Except as otherwise permitted under this Agreement or as otherwise required under applicable law, neither Party shall use in any manner the name or any other trade name or trademark of the other Party without such other Party's prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. In the event that the COMPANY intends to publish a news release, the COMPANY shall provide the CONTRACTOR with a draft copy of such news release at least 3 days in advance of the proposed publication date thereof, and if the CONTRACTOR does not object in writing to such proposed publication within 48 hours of receipt of the draft copy of such news release, the CONTRACTOR shall be deemed to have consented to the publication of such news release and the COMPANY shall be free to proceed with the publication of the same.

10.7 For greater certainty, COMPANY hereby acknowledges and agrees that CONTRACTOR shall be free, regardless of the terms, obligations and provisions of this Agreement and any appendix appended hereto, to carry out during the Term of this Agreement and after this Agreement is terminated, any activities, including providing Services and making, using, selling or otherwise commercializing any API, product, molecule, intermediate or formulation, and any processes and methods for making any API, product, molecule, intermediate or formulation, that are in the public domain or part of CONTRACTOR KNOW HOW or Contractor's IP at the time CONTRACTOR carries out such activities. Without limiting the generality of the foregoing, CONTRACTOR shall be free to make, use, sell or commercialize any product, molecule, intermediate or formulation, or to use any processes, methods and other information, that is not the subject of any Intellectual Property owned by COMPANY.

11. NOTICES

11.1 Notice required or provided for by the terms of this Agreement shall be in writing and shall be delivered by prepaid registered mail, return receipt requested; personally by hand; courier; by email; or by facsimile transmission, in each case addressed to the Party or Parties to whom it is to be given at the address or facsimile number shown below or at such other address or facsimile number as the Party to whom such notice is to be given shall have last notified the other Party in accordance with the provisions of this section:

In the case of CONTRACTOR at:

Dalton Chemical Laboratories Inc. o/a Dalton Pharma Services
349 Wildcat Road

Toronto, Ontario
M3J 2S3

.....................................
.....................................
.............................................

And in the case of COMPANY at:

Algernon Pharmaceuticals Inc.

Suite 915 - 700 West Pender Street,
Vancouver, BC V6C 1G8 Canada
.......................................
......................
......................................................................

Any such notice or other document shall:

(i) if delivered by hand, courier, or email be deemed to have been given and received at the place of receipt on the date of delivery, provided that if delivery is other than during business hours (9:00 a.m. to 5:00 p.m., local time) in the place of receipt, such notice shall be deemed to have been given and received at the place of receipt on the first business day thereafter;

(ii) if mailed, be deemed to have been given and received at the place of receipt on the earlier of the date of actual receipt and ten (10) business days after the date of mailing. In the event of postal disruption, such notices or documents must be delivered by means other than by mail; and

(iii) if transmitted by facsimile, and provided that the sender has received confirmation of receipt, be deemed to have been received on the same day if transferred during business hours (9:00 a.m. to 5:00 p.m., local time) in the place of receipt, and be deemed to have been given and received at the place of receipt on the next business day in the place of receipt following the day of sending, if transferred after business hours in the place of receipt.

12. ASSIGNMENT

12.1 This Agreement may not be assigned by either party without the prior written consent of the other party which will not be unreasonably withheld. Any assignment or transfer by a Party other than in accordance with the terms hereof shall be void and shall entitle the other Party to terminate this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.

13. WAIVER

13.1 The failure on the part of either Party hereto to exercise or enforce any right conferred upon it under this Agreement shall not be deemed to be a waiver of any such right to bar the exercise or enforcement thereof at any time or times thereafter.

14. LAW

14.1 This Agreement shall be interpreted and enforced under the laws of the Province of Ontario and the exclusive place of proceedings shall be the courts of the Province of Ontario.

15. ARBITRATION

15.1 The parties recognize that disputes, controversies or claims arising out of or in connection with, or relating to, this Agreement, or the performance, breach, termination or validity thereof (a "Dispute") may arise from time to time during the course of this Agreement. In the event of such a dispute, controversy or claim either party may, by notice to the other party, have such issue referred to their respective designees according to the following escalation path:

Escalated to the following level at the Parties
Days from original notice	CONTRACTOR	COMPANY
Ten (10) business days	............................... ............................	....................................... ...........................................
Twenty-five (25) business days	.......................................	..............................................

a. If this discussion does not result in a resolution of the Dispute within thirty-five (35) business days, or any extension thereof agreed by the Parties in writing, either Party may invoke the formal arbitration provisions of this section of the Agreement.

b. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement, or the performance, breach, termination or validity thereof shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the ADR Chambers by one or more arbitrators appointed in accordance with the applicable rules. The arbitration shall be conducted in the Province of Ontario in English. Except for breach of confidentiality, misappropriation of intellectual property or other circumstances where injunctive relief may be granted by a court of law, arbitration is the exclusive remedy for any party with respect to any dispute arising under or relating to this Agreement or the subject matter hereof, except that a party may resort to a court of competent jurisdiction to enforce the provisions of this Section or to enforce any decision rendered in arbitration under this Section of the Agreement. Provided that the parties have exercised all of their rights and obligations under Section 15.1 and 15.2 of the Agreement, the process of arbitration hereunder shall be initiated by one Party giving the other Party written notice, in accordance with the provisions of this Agreement, of initiation of arbitration. The arbitration shall be conducted by arbitrator(s) having no financial or personal interest in the business affairs of either Party. Absent agreement or an award in the arbitration to the contrary, the arbitration fees and expenses shall be paid in equal shares by the parties. The arbitrator shall have the authority to award any remedy or relief that a court or a judge of the courts of the Province of Ontario could order or grant in accordance with this Agreement. The decision of the arbitration panel shall be final and binding on the Parties, is non-appealable, and may be enforced in any court of competent jurisdiction. The arbitration shall be kept confidential and the existence of the proceedings and the elements of it shall not be disclosed beyond the arbitrator, ADR Chambers, the Parties, their counsel and any person necessary to the conduct of the proceedings, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

c. At all times, except as set forth below, notwithstanding the existence of a dispute with respect to a particular Project, the Parties shall continue to perform their respective obligations in accordance with the provisions of this Agreement. Where there is a dispute as to the amount of the monies owing by COMPANY to CONTRACTOR pursuant to a Project, the portion of the amount owing that is not contested, disputed or challenged shall be paid when due but without prejudice to the rights of the Parties to contest, dispute or challenge the disposition of the remaining portion of the monies claimed thereunder. Until the resolution of the dispute with respect to which the amount of monies owing to CONTRACTOR is being contested, disputed or challenged, CONTRACTOR shall be relieved from any further obligation to deliver Services with respect to the disputed portion of such Project, and other than a Project that involves the delivery to COMPANY of Products for clinical trials.

16. SEVERABILITY

16.1 Whenever possible, each provision of this Agreement shall be interpreted in the manner to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of the Agreement. The Parties agree to renegotiate such invalid or unenforceable provision in good faith in order to provide a reasonably acceptable alternative consistent with the basic purpose of this Agreement.

17. FORCE MAJEURE

17.1 Except as to payments required under this Agreement, neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, pandemic, or failure of suppliers, public utilities or common carriers; provided, however, that the Party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party's reasonable control. The Party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for one hundred twenty (120) days, then the Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

18. ENTIRE AGREEMENT

18.1 This Agreement, and the related Appendices, and the most recently executed Quality Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any prior agreement, understanding, or arrangement between the Parties, whether oral or in writing. No representation, undertaking, or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Parties prior to this Agreement except as expressly stated in this Agreement. Neither Party shall have any remedy in respect of any untrue statement made to it upon which it has relied in entering into this Agreement (unless such untrue statement was made fraudulently). This Agreement can only be amended upon written consent of the parties.

19. FURTHER ASSURANCES

19.1 The Parties shall do and execute all such further acts and things as are reasonably required to give full effect to the rights given and the transactions contemplated by this Agreement.

20. INDEPENDENT CONTRACTOR; NO THIRD-PARTY BENEFICIARIES

20.1 For the purpose of this Agreement and all Services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent CONTRACTOR and not an agent or employee of the other party. Neither Party shall have authority to make any statements, or representations or commitments of any kind, or to take any action, which shall be binding on the other Party, except as may be explicitly provided for herein or authorized by the other Party in writing. Nothing in this Agreement, either express or implied, shall confer on any person other than a Party to this Agreement or a Party's permitted successors and assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

21. SURVIVAL

21.1 The following provisions shall survive the termination of this Agreement regardless of the cause of termination, as well as other items which by their intent or meaning are intended to so survive: 3.1, 3.3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, and 21.

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Agreed to for and on behalf of Dalton Chemical Laboratories Inc. o/a Dalton Pharma Services

Name: .................

Position: ........

Signature: .......................

Date: 11/1/2022

Agreed to for and on behalf of COMPANY

Name: .................

Position: ........

Signature: .......................

Date: 9/22/2022

APPENDIX 1 - PRODUCTS

1. DMT Fumarate (1:1)

Company has engaged Contractor to develop a cGMP synthetic route from DMT to its cGMP API product DMT Fumarate (1:1) in accordance with the agreed upon Specifications set out in Appendix 2.

Contractor DMT (Dalton Starting Material)	Company DMT Fumarate (1:1) (API Product)

DMT (N,N-Dimethyltryptamine) is a well-established publicly known molecule as are many of its intermediates which can be synthesized via various synthesis routes. The intermediates synthesized prior to and including the DMT starting material are known compounds in the public domain, however the synthesis route and manufacturing process of DMT form a part of "CONTRACTOR's IP" (as such term is defined in the Agreement). Contractor will synthesize the DMT and perform applicable test methods using CONTRACTOR's IP. Contractor will develop for Company the proprietary synthetic route for the cGMP production of Company API Product DMT Fumarate (1:1) from DMT as well as analytical test methods specific to this cGMP API Product and cGMP synthetic route in accordance with the agreed upon Specifications (Appendix 2) and this Intellectual Property belongs to Company exclusively. For avoidance of any doubt, nothing in this Agreement shall prevent CONTRACTOR from utilizing the synthesis steps to produce DMT, intermediates or derivatives thereof in the production of DMT, or intermediates or derivatives thereof in the production of other final molecules, including, but not limited to, other DMT salts that are not DMT fumarate and other DMT fumarate salts that are not DMT fumarate (1:1), specifications of which are as set out in Appendix 2, for other parties without restriction, provided that such synthesis steps do not form a part of "Created Intellectual Property" owned by COMPANY (as such term is defined in the Agreement). Contractor shall sell Company API Product exclusively to Company. CONTRACTOR will disclose the necessary CMC information (including Dalton Know How/Trade Secrets/IP regarding the Dalton synthesis Process up to DMT) to Regulatory Authorities within the closed (phase appropriate) Drug Master File or equivalent documentation required by the Regulatory Authorities (invisible to COMPANY). CONTRACTOR shall compile and submit adequate documentation, regular updates and responses to regulatory agencies to fully support COMPANY's filings pertaining to the API throughout the clinical development period at COMPANY's cost.

APPENDIX 2 - Specifications of Company cGMP API Product

Specifications of Company cGMP DMT fumarate (1:1) are as set out in the GMP document.

N,N-Dimethyltryptamine Fumarate. SPEC-FPBARF-000035